Exhibit 10.2(j)

THIRD AMENDED AND RESTATED VIRGIN GALACTIC HOLDINGS, INC. 2019 INCENTIVE AWARD PLAN

PERFORMANCE-VESTING RESTRICTED STOCK UNIT GRANT NOTICE
Virgin Galactic Holdings, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Performance-Vesting Restricted Stock Units (the “PSUs”) described in this Performance-Vesting Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Third Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan (as amended from time to time, the “Plan”) and the Performance-Vesting Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	[To be specified]
Grant Date:	[To be specified]
Target Number of PSUs:	[To be specified]

Vesting Schedule:
The PSUs will become earned (“Earned PSUs”) based on achievement of the Performance Condition with respect to the Performance Period, as set forth below.

Performance Period: [________].

Performance Condition:
The number of PSUs that become Earned PSUs shall be based on the achievement of the Performance Conditions set forth below, with the number of PSUs earned equal to (x) the target number of PSUs multiplied by (y) the applicable Percentage of Award Earned (calculated as set forth below, rounded up to the nearest whole unit).

[To come.]

The Company may, in its good faith discretion, make such adjustments to the applicable “Threshold,” “Target” or “Maximum” goals in the event of any material changes to strategy, acquisitions, divestures or unforeseen circumstances that were not contemplated at the outset of the Performance Period, subject in each case, to approval by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

Calculation of Number of Earned PSUs: If actual performance is between the (i) “Threshold” and “Target” or the (ii) “Target” and “Maximum” levels of achievement, the Percentage of Award Earned shall be determined using straight line linear interpolation between the applicable levels. In the event that actual performance does not meet the Threshold Level of Achievement, the “Percentage of Award Earned” shall be zero percent (0%). All determinations with respect to whether and the extent to which a Performance Condition has been achieved shall be made by the Compensation Committee in its sole discretion. The PSUs will become Earned PSUs as of the date that the applicable Performance Condition is achieved, subject to the Compensation Committee certifying in writing the extent to which the Performance Condition has been met.

	Level of Achievement	Percentage of Award Earned
	Below Threshold	0%
	Threshold	50%
	Target	100%
	Maximum	200%
	Above Maximum	200%

Any PSUs which do not become Earned PSUs based on actual performance during the Performance Period shall be forfeited as of the last day of the Performance Period.
Earned PSUs will remain outstanding and will vest on the last day of the Performance Period, subject to Participant’s continued service as a Service Provider through such date.

By accepting (whether in writing, electronically or otherwise) the PSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.
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VIRGIN GALACTIC HOLDINGS, INC.	PARTICIPANT
By:
Name:	[Participant Name]
Title:

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Exhibit A
PERFORMANCE-VESTING RESTRICTED STOCK UNIT AGREEMENT
Capitalized terms not specifically defined in this Performance-Vesting Restricted Stock Unit Agreement (this “Agreement”) have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
Article I.
GENERAL
1.1Award of PSUs. The Company has granted the PSUs to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”). Each PSU represents the right to receive one Share or, in the Administrator’s discretion, an amount in cash, in either case, as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the PSUs have vested.
1.2Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
1.3Unsecured Promise. The PSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
Article II.
VESTING; FORFEITURE AND SETTLEMENT
2.1Vesting; Forfeiture.
(a)Subject to the conditions contained herein and in the Plan, the PSUs shall vest as provided in the Grant Notice. In addition, if Participant experiences a Qualifying Termination (as defined in the Employment Agreement) following the completion of the Performance Period, then the Earned PSUs (if any) may be subject to accelerated vesting in accordance with Section [4(b)] of that certain Employment Agreement by and between Participant, Galactic Co., LLC and the Company (the “Employment Agreement”) as though the Award was a time-vesting equity award for purposes of the Employment Agreement. The accelerated vesting in this Section 2.1(a) is subject to Participant’s continued compliance with the applicable restrictive covenants and timely execution and non-revocation of a general release of claims, as described in the Employment Agreement.
(b)Notwithstanding the foregoing, in the event of Participant’s Termination of Service for any reason, all unvested PSUs will immediately and automatically be cancelled and forfeited (after taking into consideration any accelerated vesting which may occur in connection with such Termination of Service), except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company (including, without limitation, the Employment Agreement).
2.2Settlement.
(a)Earned PSUs will be paid in Shares or cash, at the Administrator’s discretion, as soon as administratively practicable after the vesting of the applicable PSU, but in no event later than the March 15 of the year following the year in which the PSU’s vesting date occurs.
(b)Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.
(c)To the extent that the PSUs are paid in cash, the amount of cash paid with respect to such Earned PSUs will equal the product obtained by multiplying (i) the Fair Market Value of a Share on the applicable vesting date by (ii) the number of Earned PSUs to be paid in accordance with this Section 2.2.
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Article III.
TAXATION AND TAX WITHHOLDING
3.1Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
3.2Tax Withholding.
(a)Payment of the withholding tax obligations with respect to the Award may be made by any of the following, or a combination thereof, as determined by the Company:
(i)Cash or check; or
(ii)In whole or in part by the Company withholding, or causing to be withheld, Shares otherwise vesting or issuable under this Award (including the PSUs) in satisfaction of any applicable withholding tax obligations, subject to Section 3.2(b); provided, however, that if Participant is a Section 16 Person then such determination shall be made by the Administrator.
(b)The number of Shares which may be so withheld or surrendered pursuant to Section 3.2(a)(ii) above shall be limited to the number of Shares which have a Fair Market Value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income.
(c)Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the PSUs to reduce or eliminate Participant’s tax liability.
Article IV.
OTHER PROVISIONS
4.1Adjustments. Participant acknowledges that the PSUs, and the Shares subject to the PSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
4.2Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.3Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.4Conformity to Applicable Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
4.5Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors
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and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.6Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the PSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.7Entire Agreement. The Plan, the Grant Notice, this Agreement (including any exhibit hereto) and the Employment Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
4.8Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.9Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates a contractual obligation on the part of the Company as to amounts payable. Neither the Plan nor any underlying program, in and of itself, has any assets.
4.10Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
4.11Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
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